Life Partners Prevails In Nevada Federal Court

-Company to Seek Attorney’s Fees and Costs-

WACO, TX — June 27, 2013 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that the United States District Court for the District of Nevada has issued summary judgment in favor of the company’s operating subsidiary, Life Partners, Inc. dismissing a variety of claims brought by a group of LPI clients and upholding a judgment issued by a Texas state court involving the same parties and issues.

On October 26, 2012, a Texas state court granted judgment in favor of LPI declaring, among other things:

1.	LPI did not breach any contractual duties to the plaintiffs,
2.	LPI disclosed that the life expectancy and rate of return were estimates only,
3.	LPI adequately informed the plaintiffs of the risks involved in the investment,
4.	LPI breached no contractual duties to the plaintiffs related to the life expectancies or rates of return, and
5.	There is no fiduciary or special relationship between LPI and the plaintiffs.

The Texas court also awarded attorney’s fees against the plaintiffs.

In issuing its order, the Nevada Federal District Court found:

1.	There was no genuine issue of material fact that the Texas state court entered a prior final judgment on the merits in the action between the plaintiffs and LPI,
2.	The Federal case is based on the same claims that were or could have been raised in the Texas state court action; and
3.	The plaintiffs’ claims in the Federal case are barred under claim preclusion.

Based on these findings, the court ordered that judgment is entered in favor of Life Partners, Inc. and against the plaintiffs.

Life Partners CEO Brian Pardo commented, “We are very gratified to see justice done. The claims in this case are the same as those raised in other cases and we will continue to defend ourselves against these frivolous lawsuits. We will also be seeking to recover our attorney’s fees, both against the plaintiffs as well as their attorneys.”

The case is styled Angela Austin al. v. Life Partners, Inc. et al., Case No. 2:11-CV-01767-PMP-GWF, United States District Court for the District of Nevada.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed almost 150,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3.1 billion in face value.

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FOR MORE INFORMATION, CONTACT:

Andrea Atwell - LPHI Shareholder Relations (254) 751-7797

or info@lifepartnersinc.com

Visit our website at: www.lphi.com